UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Tidelands Bancshares, Inc.
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TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2009

[PRELIMINARY PROXY STATEMENT]

To our shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank.  The Annual Meeting will be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 on Monday, May 18, 2009, at 4:00 p.m., for the following purposes:

1.                                       To elect four members to our board of directors;

2.                                       To approve an advisory (non-binding) proposal on Tidelands Bancshares, Inc.’s executive compensation policies and procedures; and

3.                                       To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 31, 2009 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 prior to the meeting.  If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

At the meeting, we will report on our performance in 2008 and answer your questions.  We look forward to discussing both the past year and our current plans with you.  We hope that you can attend the meeting and look forward to seeing you there.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.  If you attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

By Order of the Board of Directors,

Robert E. Coffee, Jr.
President & Chief Executive Officer

Mount Pleasant, South Carolina
April 17, 2009

[PRELIMINARY PROXY STATEMENT]

TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 18, 2009

Our board of directors is soliciting proxies for the 2009 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

VOTING INFORMATION

The board set March 31, 2009 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 4,277,176 shares of common stock outstanding on the record date.  A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

When you sign the proxy card, you appoint Dr. Paul J. Kerwin as your representative at the meeting.  Dr. Kerwin will vote your proxy as you have instructed him on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Dr. Kerwin will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors” and will vote to approve our executive compensation policies and procedures.  However, if any other matters come before the meeting, Dr. Kerwin will vote your proxy on such matters in accordance with his judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon.  A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.  In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about April 17, 2009.

Important Notice of Internet Availability. This proxy statement and our annual report for 2008 are available to the public for viewing on the Internet at https://www.proxyvotenow.com/tdbk.

In addition, the above items and other SEC filings are also available to the public on the SEC’s website on the Internet at www.sec.gov.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Prior to the 2008 annual shareholders’ meeting, our board of directors was divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expired at each annual meeting.  At the 2008 annual meeting, shareholders approved the proposal to amend our Articles of Incorporation to phase-out our classified board structure.  The effect of this amendment was that at the 2008 annual meeting of shareholders, the Class II directors were elected for a three-year term; at the 2009 annual meeting of shareholders, the Class III directors will be elected for a two-year term; and at the 2010 annual meeting of shareholders, the Class I directors will be elected for a one-year term.  Beginning in 2011, the entire board will be elected to one-year terms, thereby eliminating the classified board structure.  The current terms of the Class III directors will expire at the 2009 meeting.  The terms of the Class I directors expire at the 2010 Annual Shareholders Meeting.  The terms of the Class II directors will expire at the 2011 Annual Shareholders Meeting.

Our directors and their classes are:

Class I	Class II	Class III

Alan D. Clemmons	Michael W. Burrell	John N. Cagle, III, DMD
Robert E. “Chip” Coffee, Jr.	Paul J. Kerwin, DVM	Morris Kalinsky
Barry I. Kalinsky	Tanya D. Robinson	John T. Parker, Jr.
Larry W. Tarleton	J. Louis Grant, CPA	Mary V. Propes
John W. Gandy, CPA

Shareholders will elect four nominees as Class III directors at the meeting to serve a two-year term, expiring at the 2011 Annual Meeting of Shareholders.

The directors will be elected by a plurality of the votes cast at the meeting.  This means that the four nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect John N. Cagle, III, DMD, Morris Kalinsky, John T. Parker, Jr. and Mary V. Propes as Class III directors.

If you submit a proxy but do not specify how you would like it to be voted, Dr. Kerwin will vote your proxy to elect John N. Cagle, III, DMD, Morris Kalinsky, John T. Parker, Jr. and Mary V. Propes as Class III directors.  If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Dr. Kerwin will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom is a director of the bank and has been a director of the company since its formation in 2002, except for Mary V. Propes who began to serve as director of our bank and our company in 2007.

The board unanimously recommends a vote FOR these nominees.

John N. Cagle, III, DMD, 49, has been a resident of Mount Pleasant since 1979.  Dr. Cagle graduated from Clemson University with Honors in 1979, with a B.S. in Zoology.  In 1983, Dr. Cagle received his Doctorate of Dental Medicine from the Medical University of South Carolina, College of Dental Medicine in Charleston, South Carolina.  He is a member of the American Dental Association as well as various local and state dental groups.  He has had an established dental practice in the Charleston area since 1983.  Dr. Cagle is active in offshore sport fishing having obtained his U.S. Coast Guard master license in 1985.  He is a member of the Mount Pleasant Presbyterian Church and a proud sponsor of local athletics East of the Cooper.  He is currently on the board of the South Carolina Governor’s Cup Billfish Series.

Morris Kalinsky, 84, has been a resident of Charleston since 1949.  Mr. Kalinsky graduated from the University of Georgia in 1945 with a B.S. degree in Chemistry.  Since 1950, Mr. Kalinsky has been the owner of Bob Ellis Shoes, a specialty shoe store with locations in Charleston, Charlotte, and Atlanta.  In 1992, he received Retailer of the Year from the Italian Footwear Association.  He was also given The Man of the Year award by the National Association of Footwear in 1992 and was inducted into the Fashion Hall of Fame in 2000.  Mr. Kalinsky has served on the Charleston Symphony Orchestra board of directors since 1994.  He is chairman of the Jewish Federation Board and was named Man of the Year by the local Federation Board.  He is currently on the Cardiology Board at the Medical University of South Carolina.  He also serves on the board of directors of Emanuel Synagogue.

John T. Parker, Jr., 45, has been a resident of Mount Pleasant since 1986. Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology. He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities, and other construction services. He has been the vice president of Parker Marine for 15 years. Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is past vice president and president of the board of directors for ASA of North and South Carolina. At present, he is on the Board of Directors for ASAC.  Mr. Parker currently serves on the Scholarship Golf Tournament and Education Committees for ASA. Mr. Parker also serves as president of the Board of Directors for the Pile Driving Contractors Association of South Carolina and is a national PDCA board member.  He is a member of St. Andrews Episcopal Church in Mount Pleasant.

Mary V. Propes, 56, is a native of Kentucky.  Ms. Propes has served as chief executive officer of MVP Group International, Inc., MVP Natural Stone, and MVP Textiles & Apparel, since 1998. She entered the workforce in 1984 as a Chamber of Commerce Director in Graves County, Kentucky.  Throughout her career, she was very successful in recruiting large industrial companies in the towns and cities she served.  She is an active member and also serves on the board of trustees for Seacoast Church. In addition, she serves on the boards of numerous companies and organizations, both domestically and abroad.

Set forth below is information about each of our company’s and bank’s other directors and executive officers.  Each of the following directors has been a director of our company since our formation in 2002 and is also a director of our bank, except for Larry W. Tarleton who began to serve as a director of our bank and our company in 2006 and John W. Gandy and J. Louis Grant who began to serve as directors of our bank and our company in 2007.

Alan D. Clemmons, 50, is a native of Myrtle Beach, South Carolina.  He graduated in 1982 from Coastal Carolina University’s School of Business Administration.  He received his Juris Doctorate in 1989 from Hamline University of Saint Paul, Minnesota.  Mr. Clemmons has been engaged in the practice of law with an emphasis on real estate and development with the Clemmons Law Firm, LLC since 2005.  Prior to that time Mr. Clemmons practiced laws as a partner at McCrackin, Barnett, Richardson and Clemmons, LLP from 1990 until 2006.   Mr. Clemmons, an Eagle Scout, has served as a volunteer to the Boy Scouts of America for almost thirty years and has served in positions ranging from scoutmaster to counsel president and national committeeman.  He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico with The Church of Jesus Christ of Latter-day Saints.  Mr. Clemmons is a past member of the Horry County Planning Commission and ex-oficio member of the Myrtle Beach Planning Commission.  Mr. Clemmons was an officer of the Horry County Republican Party for many years, and served as chairman from 1997 through 2000.  He was elected to represent South Carolina as a delegate or alternate-delegate to the 2000, 2004 and 2008 Republican National Conventions.  Mr. Clemmons was first elected to the South Carolina House of Representatives in 2001 and has served continuously since that time representing the area including the municipalities of Myrtle Beach and Briarcliffe Acres.  He is past chairman of the House Freshman Caucus and secretary/treasurer of the House Republican Caucus. He currently serves in the South Carolina General Assembly as the Election Laws Subcommittee Chairman of the House Judiciary Committee, Vice-chair of the Rules Committee and legislative member of the Judicial Selection Commission.  His legislative and community service has resulted in recognition by various entities, including: South Carolina Hero, 2008, by the American Association of Retired Persons (AARP); Legislator of the Year, 2006, by the South Carolina Association of Realtors; Legislator of the Year, 2005, by the Association of Drug Stores; Special Legislative Commendation, 2004, by the South Carolina Silver Haired Legislature; and Distinguished Alumnus of the Year, 2004, by Coastal Carolina University.  Mr. Clemmons also serves as chairman of the Interstate 73 Corridor Association.

Robert E. (Chip) Coffee, Jr., 61, has served as a director and the president and chief executive officer of our company and our bank since February of 2003.  Mr. Coffee is a native of Camden, South Carolina.  Mr. Coffee graduated from The Citadel in 1970 with a B.S. in Business Administration.  He began his banking career in the Management Training program with South Carolina National Bank in 1970.  Mr. Coffee furthered his banking education and graduated from The Stonier Graduate School of Banking at Rutgers University in 1978 and The National Commercial Lending Graduate School at the University of Oklahoma, with distinction, in 1982.  In 1980, he joined the Bank of Beaufort and began the community banking phase of his career.  Between 1982 and 1985, Mr. Coffee worked with the Bank of Hartsville and managed the commercial loan portfolio of that bank.  In 1986, he was part of a group of investors who founded 1ST Atlantic Bank in Little River, South Carolina.  Mr. Coffee served as president, chief executive officer, and was a director until 1ST Atlantic merged with Anchor Bank in December of 1993.  He became executive vice president and chief administrative officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with The South Financial Group in April of 2000.  Including his stint in Beaufort, Mr. Coffee has been involved in banking along South Carolina’s coast for over 28 years.  Mr. Coffee has served on numerous boards and professional organizations including The South Carolina Bankers Association, Chairman of the South Carolina Bankers’ School, The Citizens Advisory Council of the Hollings Cancer Center, The South Carolina Coastal Conservation League, DeBordieu Club, and The South Carolina State Board of Financial Institutions from 1992 until 2000.

Barry I. Kalinsky, 48, is our chairman of the board.  Mr. Kalinsky is a Charleston native and the vice president of Bob Ellis Shoes, a specialty shoe store which started in 1950 and now has locations in Charleston, Charlotte, and Atlanta.  Mr. Kalinsky is also a partner in Jacomo, LLC, the operating company for Bob Ellis Shoes in Charlotte.  Mr. Kalinsky graduated from George Washington University in 1982 with a B.A. degree in Political Science.  He received his Juris Doctorate degree from the University of South Carolina in 1985 and was admitted to the South Carolina Bar that same year.  From 1985 until 1990, he was engaged in the practice of law.  Since 1991, Mr. Kalinsky has worked with his family in Bob Ellis Shoes and handles the operation of the Charleston and Charlotte stores.  He is a member of the South Carolina Bar.  Mr. Kalinsky has served on the boards of the Charleston Symphony Orchestra, Synagogue Emanuel, and the Charleston Jewish Federation.  He has also served on the city of Charleston’s Downtown Business Revitalization Commission.  Mr. Kalinsky is serving on the boards of the Spoleto Festival and the Historic Charleston Foundation.

Larry W. Tarleton, 65, is a native of Wadesboro, North Carolina and a graduate of the University of North Carolina in Chapel Hill. He recently retired from The Post and Courier, South Carolina’s second largest newspaper, where he worked since 1988, first as editor for 10 years prior to being named publisher. He is very active in community affairs and currently serves as Vice President of Finance for the Coastal Carolina chapter of the Boy Scouts of America. He is past president of the Country Club of Charleston, and past chairman of the Trident United Way. Mr. Tarleton is a member of the Carolina Yacht Club and the Harbour Club.

John W. Gandy, CPA, 55, is a native of Myrtle Beach, South Carolina.  Mr. Gandy graduated from Wofford College in 1976 and obtained an MBA from the Babcock Graduate School of Management at Wake Forest University in 1978.  Mr. Gandy has been the owner of Gandy CPA Group, LLC since January of 2000.  He began his career in the audit division of Arthur Andersen & Co., a former “Big Eight” international accounting firm. In 1980, he returned home to Myrtle Beach where he spent the next 16 years working with the Jackson Companies, a diversified group of companies in resort tourism, golf, rental management and real estate development. Beginning in 1996, interest in new ventures moved John to go into the consulting business. Over the next four years, he was involved in numerous financial transactions and planning for real estate developments, golf courses, vacation destination marketing, and private placements for several small and start-up companies.  He is currently a partner or shareholder in Moonraker Hospitality Management Group, LLC, Coastal Hotel Properties, LLC, Hospitality Lodging, Inc., Coastal Direct, LLC (a design, printing and mailing operation), Office Developers, LLC, and various real estate related investments.  He is active in a number of civic, professional and church activities in the Myrtle Beach area.

Michael W. Burrell, 58, has been a resident of the Charleston area since 1977.  Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina.  He has served as an elementary school principal in Summerville since 1980 and before his retirement in 2002 served as the coordinator for federal and state programs on the district level.  He currently serves as a substitute principal for Dorchester School District Two.  Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc., which has been in operation since 1977.  They sold the business in 2003 in order to pursue other interests.  His community service in the area began with the formation of the first Boy Scout Troop for the disabled in 1977.  Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978.  He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

Paul J. Kerwin, DVM, 47, has been a resident of Charleston County since 1988.  He graduated Magna Cum Laude from Duke University in 1984 with a B.S. degree in Mechanical Engineering and received his Doctorate of Veterinary Medicine degree from Tufts University in 1988.  Dr. Kerwin has owned and operated a companion animal veterinary hospital in Goose Creek since 1991.  In 1999, Dr. Kerwin also started consulting with Trident Technical College assisting in developing a Veterinary Technology Program, and now he is also a full-time faculty member and program coordinator with the college.  He is active in local, state, and national veterinary and educational associations.

Tanya D. Robinson, 55, is a resident of Summerville. Mrs. Robinson graduated from Brigham Young University with a B.A. in Communications. She has worked part-time for Dorchester District Two Schools as a Public Information Specialist since 2000. Mrs. Robinson presently serves as South Carolina’s Art Chairman for the Congress of Parents and Teachers. She was elected for the 2007-2009 term to the State PTA Board of Directors where she oversees art programs throughout South Carolina. She was elected District President for Dorchester and Colleton County Schools in 2002, which took her into 21 schools to organize and train PTA personnel. Mrs. Robinson is a member of the Junior League of Summerville where she served as the Community Service Chairman overseeing services to 25 local agencies. She presently serves in the Presidency of the Charleston area Women’s Organization of the Church of Jesus Christ of Latter Day Saints. For the past four years, she has chaired the Trident United Way for Dorchester District Two Schools.

J. Louis Grant, CPA, 62, is a native of Andrews, South Carolina.  Mr. Grant obtained his B.S. degree in Business Administration from The Citadel in 1972 and obtained his Certified Public Accountant Certificate in 1974.  He currently serves as the chief executive officer and president of Robinson Grant & Co., P.A., Certified Public Accountants, where he has practiced since 1982.  Robinson Grant & Co., P.A. is the largest locally owned CPA firm in Beaufort County, SC.  He is a member of the American Institute of CPA’s, the S.C. Association of CPA’s, as well as a number of other professional and civic organizations in the Hilton Head Island area.  He is an active member of St. Paul United Methodist Church.

Additional information is set forth below regarding other officers of our company and our bank:

Jim Bedsole,  CRCM, CBA, CFSA, 50, has served as chief risk officer of our company and our bank since 2005 and has been an executive vice president since February 2009. Mr. Bedsole is a 1986 graduate of The Citadel, with a B.S. degree in Business Administration.  He is also a graduate of the ABA National Graduate School of Compliance Management at Indiana University/Purdue University, Indianapolis.  He is a Certified Regulatory Compliance Manager, Certified Bank Auditor, and Certified Financial Services Auditor.  Mr. Bedsole is a nationally recognized speaker on the topics of compliance, consumer protection regulations, auditing, risk management, Internet banking and use of Internet and Intranet resources.  He is a former chairman of the South Carolina Bankers Association Compliance and Regulatory Committee and current chairman of the South Carolina Bankers Association Disaster Recovery Committee.  He has served on the faculty of the ABA National Compliance School and the North Carolina School of Banking.  He had authored articles appearing in both regional and national publications, including ABA Bank Compliance Magazine, Palmetto Banker and numerous Internet web sites.  He is a member of First Baptist Church in Mt. Pleasant and a member of the East Cooper Pilot’s Association.

Alan W. Jackson, CPA, 47, has served as executive vice president and chief financial officer of our company and our bank since 2003.  Mr. Jackson graduated from West Virginia Wesleyan College in 1983 with a B.A. degree in Accounting and received a Master of Accountancy from Virginia Polytechnic Institute in 1985.  Mr. Jackson furthered his banking education and graduated from the Graduate School of Banking at Colorado at the University of Colorado in 1997.  Mr. Jackson began his involvement in community banking in 1984 as an auditor with KPMG. From 1988 to 1991, Mr. Jackson was employed by Security Bank and Trust Co., Salisbury, North Carolina.  Mr. Jackson joined Community Bank and Trust Co. in Marion, North Carolina in 1991 and served as the chief financial officer until it merged with Carolina First Bancshares in 1998.  At the time of the merger, Mr. Jackson joined a group of investors who founded High Country Bank in Boone, North Carolina.  Mr. Jackson served as the chief financial officer and chief operations officer to High Country Bank from 1998 to 2002.  From 2002 until joining us in May 2003, Mr. Jackson had a consulting practice serving community banks in the areas of asset liability management, operations, technology, financial reporting and budgeting.

Thomas H. Lyles, 59, has served as executive vice president and chief administrative officer of our company since 2007.  Mr. Lyles is a graduate of Wofford College, The School of Bank Operations at the University of Wisconsin, and he has an MBA from the University of South Carolina.  He was retired from 2006 until joining our bank in April of 2007.  Mr. Lyles has over 36 years of banking experience.  He served as the President, COO and a director of Peoples Community Bank in Aiken, South Carolina from 2001 until its sale to First Citizens Corporation in 2005.  From 1989 until 2001, Mr. Lyles served in various capacities for Carolina Southern Bank in Spartanburg, South Carolina, including Executive Vice President, CFO, COO and director until Carolina Southern Bank’s sale to Synovus Corporation.  From 1973 until 1989, he held various positions with Bankers Trust of SC/Bank of America.  Mr. Lyles is also a member of the Rotary Club of Charleston.

Robert H. (Bobby) Mathewes, Jr., 42, has served as executive vice president and senior commercial banker since our formation. Mr. Mathewes grew up in Mount Pleasant and graduated from the University of South Carolina in 1988 with a B.S. degree in Finance.  He is also a graduate of the South Carolina Bankers School, as well as Leadership Charleston in 1999.  He has 18 years of banking experience, 15 of which have been spent in Charleston. He has also held positions with NationsBank, SouthTrust Bank and BB&T. Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990.  He worked outside of the Charleston area from 1993 until his return in 1997.  Mr. Mathewes has been involved in Junior Achievement, Jaycees, and the Chamber of Commerce.  He coached little league soccer and baseball through the recreational department in Mount Pleasant.  He is an active member of Seacoast Church.

Milon C. Smith, 58, has served as executive vice president and chief credit officer of our company and our bank since October 2005. Mr. Smith graduated from the University of South Carolina in 1972 with a B.S. degree in Banking and Finance. Mr. Smith furthered his banking education and attended continuing education classes through RMA, University of Oklahoma and BAI.  Mr. Smith began his involvement in community banking in 1973 as a management trainee at Bankers Trust of South Carolina. Mr. Smith spent 28 years, of his 34 years in banking, at Bank of America, or its predecessor banks, as a commercial lending officer, credit risk officer and credit products officer.   From 2002 to 2005, Mr. Smith served as chief credit risk officer of People’s Community Bank of South Carolina in Aiken, South Carolina. Mr. Smith has been involved in the Columbia, Charleston and South Carolina state boards for community schools. He currently serves on the South Carolina Medical Malpractice Compensation Board.

Family Relationships.  Morris Kalinsky is the father of Barry Kalinsky.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee, and Annual Shareholders’ Meetings

During the year ended December 31, 2008, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings.  All of the directors of our company and our bank attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period, except Director Morris Kalinsky who attended 8 of the 12 board meetings, or 66.67%, and Director Alan Clemmons who attended 1 of the 2 Compensation Committee meetings, or 50%.

We have adopted a set of corporate governance principles which states that each director is expected to attend all annual shareholders’ meeting absent unusual or extenuating circumstances.  Eleven of the 14 directors attended the 2008 annual meeting.

Independence

Our board of directors has determined that Michael W. Burrell, John N. Cagle, III, Alan D. Clemmons, John W. Gandy, J. Louis Grant, Barry I. Kalinsky, Morris Kalinsky, Paul J. Kerwin, John T. Parker, Jr., Mary V. Propes, Tanya D. Robinson, and Larry W. Tarleton are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Stock Market, the exchange that we selected in order to determine whether its directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

COMMITTEES OF THE BOARD OF DIRECTORS

The following chart shows the composition of the committees of the Board of Directors, the number of meetings held by each committee during 2008, and which directors are “independent” as defined by applicable listing standards of the Marketplace Rules of NASDAQ Global Market and the Securities and Exchange Commission.  The Audit Committee, Nominating & Corporate Governance Committee, Compensation Committee, and Board Risk Committee are composed exclusively of independent directors.

Director	Independent	Executive (9 Meetings)	Audit (5 Meetings)	Nominating & Corporate Governance (1 Meeting)	Compensation (2 Meetings)	Loan (16 Meetings)	Board Risk (4 Meetings)
Michael W. Burrell	X		X		X
John N. Cagle, III, DMD	X	X		Chair
Alan D. Clemmons	X				Chair		X
Robert E. Coffee, Jr.		X				X
John W. Gandy, CPA	X		X			X
Richard L. Granger(1)	X		X				X
J. Louis Grant, CPA	X					X	X
Barry I. Kalinsky	X	Chair		X	X	X
Morris Kalinsky	X				X
Paul J. Kerwin	X	X		X			Chair
John T. Parker, Jr.	X		Chair			X
Mary V. Propes	X				X		X
Tanya D. Robinson	X		X				X
Larry W. Tarleton	X			X	X	Chair

(1) Mr. Granger resigned from our board of directors on February 25, 2009.

Board Committees

Our board of directors has appointed a number of committees, including an audit committee, compensation committee, and nominating committee.

Audit Committee

The audit committee is composed of four independent directors, Messrs. Burrell, Gandy, Parker, and Ms. Robinson.  The audit committee, which met five times in 2008, has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  Operating under a written charter, which is available on our website, www.tidelandsbank.com, under “Investment Information,” the committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports its findings to the board of directors.

Nominating Committee

Our nominating committee is composed of four independent directors, Messrs. Barry Kalinsky, Cagle, Kerwin, and Tarleton.    The nominating committee recommends nominees for election to our board of directors.  We adopted a formal nominating committee charter in February 2005, which is available on our website, www.tidelandsbank.com, under “Investment Information.”  The nominating committee met one time in 2008.

Our nominating committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws.  Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy  rules of the Securities and Exchange Commission (“SEC”), had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In evaluating such recommendations, the nominating committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors.  Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of our shareholders.

Our nominating committee uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director.  Candidates may come to their attention through current members of the board, shareholders, or other persons.  These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.  The nominating committee considers properly submitted shareholder recommendations for candidates.  In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of experience, skills, and background on the board of directors.

The company does not pay a third party to assist in identifying and evaluating candidates.

Compensation Committee

Our compensation committee is composed of six independent directors, Messrs. Clemmons, Barry Kalinsky, Morris Kalinsky, Tarleton, Burrell and Ms. Propes.  We have adopted a formal compensation committee charter.  The compensation committee charter is available on our website, www.tidelandsbank.com, under “Investment Information.”  The compensation committee reviews all benefit plans and the specific compensation for all executive officers.  The committee met two times during 2008.  The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The compensation committee evaluates the performance of and makes compensation recommendations to the board of directors with respect to our chief executive officer and, with input from our chief executive officer, evaluates the performance of and makes recommendations to the board of directors with respect to the compensation of our other executive officers.  In 2006, the compensation committee engaged Dr. Timothy W. Koch to provide an analysis of our executive officer compensation as compared to other high performing peer bank holding companies and to provide guidance to our board of directors regarding our executive officer compensation.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interests and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of this Code of Ethics is available without charge to shareholders upon request to our chief financial officer, Alan W. Jackson, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid for the year ended December 31, 2008 to our chief executive officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of 2008.  For a description of the employment agreements entered into between the company and Messrs. Coffee, Jackson, Mathewes, Smith and Lyles, please see the discussion below entitled “Employment Agreements”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)

Robert E. Coffee, Jr.	2008	$296,000	$—		$—	$64,775	$148,453	(3)	$509,228
President/Chief Executive Officer	2007	250,000	22,500	(1)	—	70,291	25,967		368,758

Alan W. Jackson	2008	208,000	—		—	56,624	54,494	(4)	319,118
Chief Financial Officer/Executive Vice President	2007	200,000	18,000	(1)	—	55,226	22,974		296,200

Thomas H. Lyles	2008	182,000	—		—	60,609	105,678	(5)	348,287
Chief Administrative Officer/Executive Vice President	2007	117,340	15,750	(1)	—	32,701	43,142		208,933

Robert H. Mathewes, Jr.	2008	189,800	—		—	56,624	50,600	(6)	297,024
Senior Commercial Banker/Executive Vice President	2007	182,500	16,425	(1)	—	55,226	23,460		277,611

Milon C. Smith	2008	192,400	—		—	50,999	66,148	(7)	309,547
Chief Credit Officer/Executive Vice President	2007	185,000	16,650	(1)	—	41,960	19,852		263,462

(1)	These amounts represent the dollar amount of bonus accrued for as of December 31, 2007 and paid January 15, 2008.
(2)

These amounts represent the dollar amount of compensation cost recognized during 2008 based on the grant date fair value of the Named Executive Officer’s option awards in accordance with SFAS 123R. See Note 21 to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on March 30, 2009, for the assumptions used in determining compensation cost on stock awards granted in accordance with SFAS 123R.

(3)

Includes club dues and related fees of $9,640, insurance of $12,477, the dollar value of term insurance premiums paid by, or on behalf of Mr. Coffee of $3,240, 401(k) match of $3,065, 525 ESOP shares granted at $10.75 and SERP expense of $114,388.

(4)

Includes club dues and related fees of $4,283, insurance of $14,358, the dollar value of term insurance premiums paid by, or on behalf of Mr. Jackson of $880, 401(k) match of $3,390, 476 ESOP shares granted at $10.75 and SERP expense of $26,466.

(5)	Includes club dues and related fees of $1,248, insurance of $11,680, relocation expenses of $49,153, 401(k) match of $2,966 and SERP expense of $40,631.
(6)

Includes club dues and related fees of $6,216, insurance of $14,156, the dollar value of term insurance premiums paid by, or on behalf of Mr. Mathewes of $5,590, 401(k) match of $2,061, 430 ESOP shares granted at $10.75 and SERP expense of $17,955.

(7)	Includes car allowance of $12,000, insurance of $6,495, 401(k) match of $3,316, 460 shares granted at $10.75 and SERP expense of $39,392.

The following table sets forth the equity compensation plan information at December 31, 2008.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date

Robert E. Coffee, Jr.	33,095	—	$8.80	07/12/2004	07/12/2014
	1,500	—	$10.00	12/19/2005	12/19/2015
	2,500	—	$14.92	12/20/2006	12/20/2016
	11,360	17,040	$14.92	12/20/2006	12/20/2016
	4,000	16,000	$9.51	12/18/2007	12/18/2017
	—	10,000	$3.75	12/24/2008	12/24/2018

Alan W. Jackson	32,311	—	$8.80	07/12/2004	07/12/2014
	1,500	—	$10.00	12/19/2005	12/19/2015
	8,240	12,360	$14.92	12/20/2006	12/20/2016
	4,000	16,000	$9.51	12/18/2007	12/18/2017
	—	10,000	$3.75	12/24/2008	12/24/2018

Thomas H. Lyles	4,000	16,000	$13.11	05/21/2007	05/21/2017
	4,000	16,000	$9.51	12/18/2007	12/18/2017
	—	10,000	$3.75	12/24/2008	12/24/2018

Robert H. Mathewes, Jr.	32,311	—	$8.80	07/12/2004	07/12/2014
	1,500	—	$10.00	12/19/2005	12/19/2015
	8,240	12,360	$14.92	12/20/2006	12/20/2016
	4,000	16,000	$9.51	12/18/2007	12/18/2017
	—	10,000	$3.75	12/24/2008	12/24/2018

Milon C. Smith	6,000	4,000	$9.88	10/31/2005	10/31/2015
	5,880	8,820	$14.92	12/20/2006	12/20/2016
	4,000	16,000	$9.51	12/18/2007	12/18/2017
	—	10,000	$3.75	12/24/2008	12/24/2018

(1)               These options vest at 20% each year, beginning on the first anniversary of the grant date with the exception of Robert E. Coffee, Jr. options granted December 20, 2006 in the amount of 2,500 vested 50% in 2006 and 50% in 2007.

Employment Agreements

On May 1, 2008, we entered into employment agreements with Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith, as well as with five other officers.  The employment agreements have perpetual three-year terms but terminate no later than the time an executive attains age 65.  The employment agreements provide Messrs. Coffee, Jackson, Mathewes, Smith, and Lyles with annual base salaries of $296,000, $208,000, $189,800, $192,400 and $182,000, respectively.  However, compensation must be reviewed annually by the board of directors and be increased to account for cost of living expenses.  Each executive is also entitled to participate in all of our compensation, bonus, incentive, and other benefit programs.  The executives are also entitled to country club dues (except Mr. Smith) and automobile allowances.

Each executive is entitled to cash severance if he is terminated without cause or if he terminates voluntarily but for good reason, meaning voluntary termination because of adverse changes in employment circumstances, such as reduced compensation or responsibilities.  In the case of Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith, the severance compensation consists of a lump-sum payment equal to three times base salary, any bonus that may have been earned or accrued through the date of termination (including any amounts awarded for previous years that have not yet vested), and a pro rata share of any bonus for the current fiscal year.  Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith would also be entitled to continued medical, dental, and hospitalization insurance coverage for up to three years after termination.

If a change in control occurs, Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith would be entitled to a lump-sum cash payment equal to three times the sum of their base salary and most recent bonus.  The employment agreements also provide for accelerated vesting in benefit plans after a change in control.  For purposes of the employment agreements, the term change in control means (i) an occurrence of a change in ownership of Tidelands Bancshares, (ii) a change in effective control of Tidelands Bancshares, or (iii) a change in the ownership of a substantial portion of Tidelands Bancshares’ assets, as defined consistent with Internal Revenue Code section 409A.  The change-in-control benefit under the employment agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely after separation from service following a change in control.  Messrs. Coffee, Jackson, and Mathewes would also be entitled to a tax gross-up benefit if the aggregate benefits payable to them after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code.  In general terms, benefits received by an executive after a change in control are subject to a 20% excise tax under section 4999 if the benefits payable on account of the change in control exceed three times the executive’s five-year average taxable compensation.  If total benefits equal or exceed that threshold, the executive must pay a 20% excise tax on benefits exceeding his five-year average taxable compensation and under section 280G the employer forfeits the compensation deduction for benefits on which the excise tax is imposed.  The tax gross-up benefit compensates an executive for excise taxes imposed but it increases the employer’s non-deductible payments.

The employment agreements prohibit competition after employment termination, but the prohibition against competition is void after a change in control.  The period during which competition is prohibited is two years for Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith.  Lastly, the employment agreements provide for reimbursement of the executives’ legal fees if the employment agreements are challenged after a change in control, up to a maximum of $500,000 for Messrs. Coffee, Jackson, and Mathewes and $100,000 for Messrs. Lyles and Smith.

Director Compensation

Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors.  Pursuant to our bylaws, we began compensating our directors in May of 2007.  The amounts shown in the Option Awards column below represent the amount of expense we recognized for accounting purposes in 2008 associated with vesting of options previously granted to directors.  Compensation information with respect to our president and chief executive officer, Robert E. Coffee, Jr., who is also a director, is set forth above rather than in the table below.  We pay our non-employee directors a fee of $500 for each board meeting attended and $250 for each committee meeting attended.  We pay the chairman of the board of directors an additional chairman’s fee of $250 for each board meeting attended.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Michael W. Burrell	7,750	1,572	—	—	—	9,322
John N. Cagle, III, MD	8,500	1,572	—	—	—	10,072
Alan D. Clemmons	6,000	1,572	—	—	910	8,482
John W. Gandy, CPA	9,000	1,572	—	—	1,010	11,582
Richard L. Granger (3)	8,250	1,572	—	—	2,008	11,830
J. Louis Grant, CPA	10,000	1,572	—	—	841	12,413
Barry I. Kalinsky	14,750	1,572	—	—	—	16,322
Morris Kalinsky	4,500	1,572	—	—	—	6,072
Paul J. Kerwin, DVM	10,000	1,572	—	—	—	11,572
John T. Parker, Jr. (4)	11,500	1,572	—	—	—	13,072
Mary V. Propes	7,000	1,572	—	—	—	8,572
Tanya D. Robinson	8,250	1,572	—	—	—	9,822
Larry W. Tarleton	10,500	1,572	—	—	—	12,072

(1)

These amounts represent the dollar amount of expense recognized during 2008 based on the grant date fair value of the non-executive directors’ option awards in accordance with SFAS 123R. See Note 21 to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on March 30, 2009, for the assumptions used in determining expense on option awards granted in accordance with SFAS 123R.

(2)	These amounts represent the dollar amount paid to directors for mileage reimbursement.
(3)	Mr. Granger resigned from the board of directors on February 25, 2009.
(4)	This amount includes $1,000 earned in 2007, but not paid until 2008 due to an oversight.

Options outstanding as of December 31, 2008 for our non-executive directors were as follows:

Name	Options Outstanding as of 12/31/2008
Michael W. Burrell	5,100
John N. Cagle, III, DMD	12,850
Alan D. Clemmons	8,572
John W. Gandy, CPA	2,600
J. Louis Grant, CPA	2,600
Barry I. Kalinsky	6,600
Morris Kalinsky	7,989
Paul J. Kerwin, DVM	14,932
John T. Parker, Jr.	10,766
Mary V. Propes	2,600
Tanya D. Robinson	9,966
Larry W. Tarleton	5,000

Equity Compensation Plan Information

The following table sets forth the equity compensation plan information at December 31, 2008.  All option information has been adjusted to reflect all prior stock splits and dividends.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))

Equity compensation plans approved by security holders (1)	777,537	$10.31	4,469

Equity compensation plans not approved by security holders	—	—	—

Total	777,537	$10.31	4,469

(1)                                 The number of shares available for issuance under our 2004 Stock Incentive Plan automatically increases each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equals 20% of the then outstanding shares of stock.  Each of our organizers received an option to purchase one share of common stock for $8.80 per share for every three shares they purchased in our initial public offering, up to a maximum of 12,500 shares per organizer, and the issuance of options was ratified by our shareholders.

Proposal 2:

Non-Binding Advisory Vote on Executive Compensation

Required stockholder vote on executive compensation.  Enacted on February 17, 2009, the American Recovery and Reinvestment Act of 2009 requires every company participating in the U.S. Department of the Treasury’s Capital Purchase Program — the CPP — to submit to a vote of stockholders the executive compensation disclosed in the company’s proxy statement.  The proposal to approve executive compensation must be submitted annually for as long as the preferred stock issued to the Treasury Department by the company participating in the CPP is held by the Treasury Department.  The required vote is merely an advisory vote, meaning the voting results are not binding and will not overrule the decisions of the board of directors and its compensation committee concerning executive compensation arrangements.

We participate in the CPP, having issued on December 19, 2008 to the Treasury Department 14,448 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T, and a warrant to acquire 571,821 shares of common stock, par value $0.01 per share, for an aggregate purchase price of $14,448,000 in cash.  You therefore have the opportunity now to cast a vote on the executive compensation disclosed in this proxy statement, and may state your approval or disapproval of the compensation.  We encourage you to review very carefully the narrative and tabular compensation disclosures in this proxy statement before you cast your vote.  Including the Summary Compensation Table and other tabular disclosures, the compensation tables in the section captioned “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS” within this proxy statement give details about the salary, bonus, options, and other compensation paid or awarded in 2008 to our Chief Executive Officer Robert E. Coffee Jr., our Chief Financial Officer Alan W. Jackson, and to three others who in 2008 were the three most highly compensated executive officers (other than the CEO and the CFO).  The narrative accompanying those tables gives additional information about the terms on which the compensation was paid or awarded.  In 2008, our three most highly compensated executives other than our CEO and CFO were Executive Vice President and Chief Administrative Officer Thomas H. Lyles, Executive Vice President and Senior Commercial Banker Robert H. Mathewes Jr., and Executive Vice President and Chief Credit Officer Milon C. Smith.

Please note that this vote has to do solely with compensation paid to executive officers identified in the Summary Compensation Table, not compensation paid to other employees or compensation paid to directors.  A stockholder may of course communicate directly with us if the stockholder wishes to make his or her views about any aspect of our compensation practices known.

Because the vote on executive compensation is advisory only, it will not be binding.  Nevertheless, we will take the outcome of the vote into account when we consider executive compensation arrangements in the future.

Convinced that our compensation practices are closely aligned with our stockholders’ long-term interests, we recommend that stockholders vote “FOR” approval of the executive compensation disclosed in this proxy statement.  We are committed to controlling compensation expense, which is second only to deposit interest expense in its impact on net income, while offering to our executives the appropriate mix of rewards for services rendered and incentives for further contributions to our success.  We believe we have discharged that responsibility with care and with our stockholders’ best interests always foremost.

Background about our executive compensation.  Executive compensation is chiefly the responsibility of our Compensation Committee, which evaluates executives’ performance and makes recommendations to the full board concerning executive compensation.  The full board generally has final approval authority over executive compensation, but the Compensation Committee administers the 2004 Stock Incentive Plan.  Over the years the Compensation Committee and the board have dedicated significant time and resources to fashioning an executive compensation package that promotes our success.

The principal elements of compensation of the executives identified in the Summary Compensation Table consist of salary, annual bonuses, stock options, and post-termination benefits.  The executives also may be entitled to miscellaneous fringe benefits such as payment of club dues and an automobile allowance, and they benefit from broad-based employee benefit arrangements generally available to all employees, such as health care coverage, participation in the Employee Stock Ownership Plan, and receipt of matching contributions under the 401(k) retirement plan.  The Committee and the board have attempted to establish the elements of executive compensation at appropriate levels, obtaining advice from compensation consultants and legal advisors, surveying compensation practices of companies we consider to be peers, performing independent analyses of our compensation arrangements and evolving compensation trends and standards, and of course participating in discussions of compensation at meetings of the Committee and the whole board.

As the Summary Compensation Table reveals, Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith received no cash bonuses for 2008.  The past year was one of the most difficult years in recent memory for the banking industry.  The current year has not been much better.  Virtually every bank in the nation has been affected.  Although we feel confident about our ability to withstand the unprecedented shocks to the financial institutions industry and we feel confident about our prospects when conditions return to normal, and although we believe our executive officers have provided and will continue to provide superior service during these turbulent times, we decided that it would be inappropriate to pay cash bonuses for 2008.  First of all, bank investors, including our stockholders, have endured a significant decline in bank stock value over the last year.  Under such circumstances it can be difficult to justify to stockholders the payment of cash bonuses, regardless of whether an executive’s performance is deserving of a bonus.  In addition, like virtually all other banks across the country our Bank is seeking to preserve capital and liquidity more so than under less difficult economic conditions.  The economic outlook over the next year or two is, in our view, not clear, and we must prepare the Bank for the possibility that the national and local economies could deteriorate even further.  Finally, cash bonuses are ordinarily paid at the beginning of each new calendar year.  But having just received an infusion of capital in the amount of $14.4 million from the Treasury Department at the end of 2008, we decided to refrain from paying cash bonuses in early 2009 because we are sensitive to the appearance that the cash might have been derived from the recent capital infusion.

There have been and there will be no cash bonuses for 2008.  However, we did award to each of Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith an option under the 2004 Stock Incentive Plan to acquire 10,000 shares of our common stock, a more modest grant than in recent years despite the significantly lower price of our stock on the 2008 grant date compared to the price on previous years’ grant dates.  We believe these option grants enhance the executives’ personal financial incentive to promote our long-term success, accruing value if our stockholders’ investment in Tidelands Bancshares recovers from its current lows but yielding no value if our stockholders’ investment in Tidelands Bancshares does not recover.

As our most highly compensated employee, Mr. Coffee will be ineligible for any bonuses or incentive awards other than restricted stock as long as the preferred stock issued under the CPP is held by the Treasury Department.  Accordingly, for as long as the Treasury Department holds our preferred stock Mr. Coffee is and will remain ineligible for awards under the 2004 Stock Incentive Plan and ineligible for cash bonuses.  Any restricted stock awards made to Mr. Coffee while the Treasury Department holds our preferred stock are subject to these limitations as well: (x) the restricted stock cannot become fully vested until the Treasury Department no longer holds the preferred stock, and (y) the value of the restricted stock award cannot exceed one third of Mr. Coffee’s total annual compensation.

Our executive compensation arrangements also provide for post-termination benefits and change-in-control benefits through employment agreements and salary continuation agreements, as well as a potential death benefit under split dollar life insurance agreements for death occurring both before employment termination and before normal retirement age.  If any of Messrs. Coffee, Jackson, Lyles, Mathewes, or Smith is terminated without cause or if he terminates voluntarily because of an adverse change in employment circumstances, under his employment agreement he would be entitled to a lump sum payment in cash in an amount equal to a pro rata share of the cash bonus payable for the year in which termination occurs plus three times his base salary.  He would also be entitled to continued medical, dental, and hospitalization insurance coverage for up to three years.  These severance benefits will not be payable, however, for termination occurring while the preferred stock issued by the Company under the CPP is held by the Treasury Department.  In that case the terminated executive would be entitled to no termination benefits whatsoever.

The employment agreements also provide for benefits that are payable if a change in control occurs.  The change-in-control benefit consists of a lump sum payment in cash in an amount equal to three times the executive’s compensation, along with accelerated vesting in any unvested stock options or other unvested awards.  For this purpose the term compensation means the executive’s base salary when the change in control occurs plus any bonus or incentive compensation earned for the calendar year immediately before the year in which the change in control occurs.  The change-in-control benefit feature of the employment agreements (and of the salary continuation agreements) is known as a single-trigger benefit, meaning the benefit is payable immediately after a change in control even if the executive’s employment is not also terminated after the change in control.  We recognize that single-trigger change-in-control benefits are more disfavored by stockholder advocates and others than are double-trigger change-in-control benefits, which are payable if and only if employment termination follows shortly after a change in control.  We nevertheless agreed to single-trigger change-in-control benefits for reasons having to do with Internal Revenue Code section 409A.  That section imposes a six-month delay on termination benefits — such as double-trigger change-in-control benefits — payable to a publicly traded company’s highest compensated executives, with a series of exceptions that could potentially be difficult to apply and that might or might not be available when termination actually occurs.  But section 409A imposes no delay at all on single-trigger change-in-control benefits.  Recognizing that the executives who are parties to the employment agreements are highly likely to be terminated after a change in control in any event or to have good reason to terminate after a change in control because of an adverse change in their employment circumstances, and taking into account the potential legal complications and potential legal expenses associated with applying the six-month delay required by section 409A for double-trigger change-in-control benefits, the most likely practical differences between a single-trigger versus double-trigger benefit are (x) the terminated executive would receive single-trigger benefits immediately, as intended, whereas the same terminated executive might have to wait six months for the double-trigger benefit, and (y) the single-trigger benefit is clear and requires no expertise to apply, whereas the double-trigger benefit would almost inevitably involve payment of legal expenses to determine whether exceptions to the six-month delay are available and to determine precisely when the benefit may be paid, as well as expenses associated with ensuring that the acquiring company honors payment of the delayed benefit.

The employment agreements of Messrs. Coffee, Jackson, and Mathewes — but not the employment agreements of Messrs. Lyles and Smith — also promise a section 280G parachute payment tax gross-up benefit to the executives.  A section 280G parachute payment tax gross-up benefit operates as follows.  If benefits payable after a change in control would result in the imposition of the 20% parachute payment excise tax under Internal Revenue Code sections 280G and 4999, the executive’s change-in-control benefit are increased by the amount necessary for the net after-tax benefit to equal the amount the executive would have received had no excise taxes been imposed under sections 280G and 4999.  Briefly, the 20% excise tax is imposed under section 4999 if an executive’s total change-in-control benefits from all sources equal or exceed three times his or her so-called base amount, meaning his or her average taxable compensation in the five years preceding the change in control.  If the total benefits equal or exceed three times the base amount, a 20% excise tax under section 4999 is payable by the executive on the portion of the total change-in-control benefits exceeding his or her base amount, and under section 280G the employer forfeits its compensation deduction for the same portion of benefits.  A section 280G gross-up benefit eliminates the impact of this law on an executive but the gross-up benefit can significantly increase both the total pre-tax benefit paid to the executive and the portion of the benefit that is not deductible by the employer.

Calculation of total change-in-control benefits for section 280G and section 4999 purposes is not based simply on cash benefits paid.  Instead the calculation takes account of non-cash benefits to which executives become entitled on an accelerated basis because of a change in control (such as accelerated vesting of stock options), as well as the present-value enhancement associated with cash benefits paid immediately after a change in control that would otherwise not have been paid to the executives for many years, such as retirement benefits under a salary continuation agreement.  In other words, a retirement benefit under a salary continuation agreement that is settled for a lump sum in cash after a change in control is much more likely to cause total change-in-control benefits to exceed the section 280G and section 4999 threshold (three times base amount) immediately after that benefit arrangement is adopted, with a diminishing effect each year thereafter as the executive approaches retirement or as his or her vested interest in the benefit grows.

Because executives’ undivided attention to the goal of maximizing stockholder values is most urgently needed in the context of a possible change in control, we believe that severance and change-in-control benefit arrangements enable us to remain competitive for top management talent and that the arrangements are in the Company’s best interest.  A clear majority of peer banks in the Carolinas of an asset size comparable to that of the Company have entered into employment contracts with the banks’ most senior executives containing similar arrangements.

In 2008, the bank entered into salary continuation agreements with Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith.  With the aid of a compensation consultant we determined the salary continuation agreement retirement benefit by first projecting the executive’s final pay at retirement, assuming retirement at age 65.  Our goal was to ensure that an executive’s age 65 retirement income produced by all employer-financed retirement benefits would, in the aggregate, be sufficient to enable the executive to retire, taking into account the employer’s portion of Social Security benefits, employer 401(k) plan contributions, and the employer-funded Employee Stock Ownership Plan benefits, along with benefits payable under the salary continuation agreement.  Caps established under Federal law on qualified plan contributions and distributions and on Social Security benefits for highly compensated individuals have an unexpected consequence.  That is, a senior executive’s retirement benefits derived from the employer’s qualified plan contributions and from the employer-funded portion of the executive’s Social Security benefits tend to be a much smaller percent of final pay, for example in the range of 30% to 50%, than is the case for other employees, which are commonly in the 70% to 90% range.  Combined with the company’s and the bank’s portion of Social Security benefits, 401(k) plan contributions, and Employee Stock Ownership Plan contributions, the retirement benefit payable under an executive’s salary continuation agreement can remedy this shortfall and allow the executive’s aggregate employer-financed retirement benefits to more closely approximate the executive’s final pay.

Payable for 15 years in monthly installments beginning at age 65, the annual retirement benefits under the salary continuation agreements are $100,000 for Mr. Coffee, $203,217 for Mr. Jackson, $55,000 for Mr. Lyles, $230,562 for Mr. Mathewes, and $62,953 for Mr. Smith.  The benefit for termination before age 65 is a reduced amount that is calculated based on the bank’s liability accrual balance existing when employment termination occurs, also payable in monthly installments for 15 years beginning at age 65.

If a change in control of the company occurs, each executive will be entitled under his salary continuation agreement to an amount equal to the bank’s liability accrual balance existing when the change in control occurs.  Because the agreement’s change-in-control benefit payment cannot exceed the current liability accrual balance maintained by the bank under the agreement, the benefit payment is cost neutral to the acquiror.  That is, the acquiror would not have to accrue any additional expense to account for payment of the benefit.  The change-in-control benefit feature of the salary continuation agreements (like the employment agreements) is known as a single-trigger benefit, meaning the benefit is payable immediately after a change in control even if the executive’s employment is not also terminated after the change in control.  The bank believes the change-in-control benefit feature of a salary continuation agreement is important and that it, together with the retirement benefit features of the agreement, reinforces an executive’s long-term commitment to the company and the bank.  For that reason we believe the salary continuation agreements are in the company’s and the bank’s best interests.

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract, and reward excellent service.  In 2008, the bank entered into endorsement split dollar insurance agreements with Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life.  The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first.  The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) the portion of the net death proceeds equal to 100% of the accrual balance required at age 65 under the executive’s salary continuation agreement.  The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

The compensation strategy associated with purchasing bank-owned life insurance on an executive’s life and entering into a salary continuation agreement and an endorsement split dollar agreement with the executive is this.  Income earned on the cash surrender value of the bank-owned life insurance policy can offset in whole or in part the after-tax expense of the accrual that is necessary to account for the bank’s salary continuation agreement obligation to the executive.  Moreover, because the split dollar agreement entitles the executive to designate the beneficiary of life insurance proceeds solely for death occurring before the earlier of employment termination or attainment of normal retirement age, under current accounting rules there is no compensation expense associated with the life insurance benefit.  We believe that the bank-owned life insurance used to finance the salary continuation agreements allows the bank to implement this retirement compensation program in a manner that is cost effective and that serves the vital purpose of attracting, retaining, and rewarding valued executive officer service.  This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods.  Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current Federal income tax law.  In contrast, assets in traditional taxable investments such as U.S. Treasury or agency securities are subject to Federal income taxation.  The collection of death benefits on the life insurance policies, which is likewise tax free under current Federal and state income taxation, is expected to enhance the company’s return as well.  The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Recent legislation.  Enacted on October 3, 2008, the Emergency Economic Stabilization Act of 2008 reduces from $1 million to $500,000 the maximum Federal income tax deduction that an employer participating in the Treasury Department’s Troubled Asset Relief Program — of which the CPP is a part — may claim for remuneration paid to senior executive officers, which essentially means the executives identified in a company’s proxy statement Summary Compensation Table.  This new $500,000 deduction limitation in section 162(m)(5) of the Internal Revenue Code also provides that performance-based compensation, such as ordinary stock option compensation, and deferred compensation is to be taken into account in the calculation of total remuneration.  Employers that are not participants in the CPP or the Troubled Asset Relief Program remain subject to the $1 million limit, and their performance-based compensation and deferred compensation may continue to be excluded from the calculation.  As a condition to participation in the CPP we agreed not to claim any deduction exceeding the $500,000 limit.  Based on the compensation levels of Messrs. Coffee, Jackson, Lyles, Mathewes, and Smith we have determined that for 2008 we will not be required to forego any compensation deductions because of the $500,000 deduction limitation.

Amending the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 directs the Treasury Department to adopt rules governing the executive compensation practices of companies participating in the CPP, which rules generally will apply for as long as the preferred stock issued under the CPP continues to be held by the Treasury Department.  In addition to requiring a stockholder vote on executive compensation, the American Recovery and Reinvestment Act of 2009 states that the Treasury Department rules must contain the following specific limitations and provisions —

1)             executive compensation arrangements must exclude incentives for senior executive officers, meaning an executive identified in the Summary Compensation Table, to take unnecessary and excessive risks that threaten the value of the CPP participating company; executive compensation arrangements also must not contain any provision that would encourage manipulation of reported earnings to enhance any employee’s compensation,

2)             if a bonus or other award is made based on materially inaccurate financial statements to any senior executive officer or any of the next 20 most highly compensated employees, the bonus or other award must be recovered, or “clawed back,” by the company,

3)             payments made on account of an executive’s termination of service — referred to in the American Recovery and Reinvestment Act of 2009 as golden parachute payments — are prohibited altogether in the case of the senior executive officers and the next five most highly compensated employees, although payments for services performed or for benefits accrued are permitted, and

4)             except for limited amounts of restricted stock, bonus and incentive compensation may not be paid to the most highly compensated employee, which ordinarily would be the CPP participant’s chief executive officer, for as long as the preferred stock issued under the CPP continues to be held by the Treasury Department.  Although bonus and incentive compensation is prohibited, a CPP participant may award to the most highly compensated employee restricted stock with a value of up to one third of his or her compensation, but the restricted stock may not become fully vested until the preferred stock issued under the CPP is no longer held by the Treasury Department.  For companies that receive more than $25 million of CPP funds, the class of people for whom bonus and incentive compensation is prohibited expands.

The American Recovery and Reinvestment Act of 2009 also provides that a CPP participant’s board must adopt a company-wide policy governing luxury expenditures, including expenditures for such things as use of company airplanes, office renovations, and entertainment.  And if the company does not already have an independent compensation committee meeting at least twice annually, the company must establish a board committee consisting entirely of independent directors that will meet at least twice annually to evaluate risks associated with the company’s compensation arrangements.  Finally, the American Recovery and Reinvestment Act of 2009 also allows the Treasury Department to demand recovery of bonuses and other compensation paid before that statute was enacted if the Treasury Department concludes that the payments were inconsistent with the purposes of the CPP or contrary to the public interest.

AUDIT COMMITTEE MATTERS

Our audit committee is composed of four independent directors and operates under a written charter adopted by the board in February 2005.  The board of directors has determined that Messrs. Burrell, Gandy, Parker, and Ms. Robinson, are independent, as contemplated in the listing standards of The NASDAQ Stock Market.  John W. Gandy was approved as an “audit committee financial expert” as defined under the rules of the SEC.  As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service.  The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements.  The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61.  The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditors’ independence from the company and its management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

The report of the audit committee is included herein at the direction of its members, Mr. Michael W. Burrell, Mr. John W. Gandy, Mr. John T. Parker, Jr., and Ms. Tanya D. Robinson.

Auditing and Related Fees

Independent Auditors

We have selected the firm of Elliott Davis, LLC to serve as our independent auditors for the year ending December 31, 2008.  We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Audit Fees

The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007

Audit Fees	$87,405	$63,100
Audit-Related Fees	500	—
Tax Fees	12,300	5,215
All Other Fees	—	475

Total	$100,205	$68,790

Audit Fees.  This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements and for reviews of the condensed financial statements included in our quarterly reports on Form 10-Q. The 2008 fees also relate to the registration statement filed in 2008.

Audit-Related Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2008 and 2007.  The 2008 fees are for research and consultation related to accounting advice for proposed issuance of preferred stock under the U.S. Treasury Troubled Asset Recovery plan (TARP) Capital Purchase Program. No such services were rendered during 2007.

Tax Fees.  This category includes the aggregate fees billed or to be billed for tax services rendered by Elliott Davis, LLC for the fiscal years ended December 31, 2008 and 2007. These services include preparation of state and federal tax returns for the Company and its subsidiary.

All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2008 and 2007. No such services were rendered during 2008. Other fees include fees for preparation of Form 5500.

Oversight of Accountants; Approval of Accounting Fees.

Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors.  The charter provides that the audit committee must pre-approve the fees paid for the audit.  The audit committee has delegated approval of non-audit services and fees to the chairman of the audit committee provided that the estimated fee for any such proposed service does not exceed $15,000.  The chairman is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting.  The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

General

The following table shows owners of more than 5% of our outstanding common stock, as of March 31, 2009:

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership
Financial Stocks Capital Partners LP (1)	300,000	—	7.01%
Endicott Management Company (2)	421,751	—	9.86%
Service Capital Partners LP(3)	415,000	—	9.70%
Tidelands Bancshares, Inc. (ESOP)(4)	241,916	—	5.66%
Henri Wedell (5)(a)	274,046	—	6.41%

(1)	441 Vine Street, Cincinnati, OH 45202
(2)	623 Fifth Avenue, Suite 3104, New York, NY 10022
(3)	1700 Pacific Avenue, Suite 2000, Dallas, TX 75201
(4)	875 Lowcountry Blvd, Mount Pleasant, SC 29464
(5)	125 Norwal Memphis, TN 38117

(a)          Includes 88,629 shares owned by Marsha Wedell, the wife of Mr. Wedell.  Mrs. Wedell owns the shares in her own name, and there is no agreement between Mr. Wedell and Mrs. Wedell with respect to the voting or disposition of such shares. However, Mr. Wedell could later influence or direct the disposition of such shares.  While Mr. Wedell does not admit that he has voting or dispositive power over these shares, his influence over Mrs. Wedell’s investments could constitute shared dispositive power and constitute beneficial ownership.

The following tables show how much common stock in our company is owned by the directors, the named executive officers, and the directors and executive officers as a group, as of March 31, 2009.

Name	Number of Shares Owned (1)	Right to Acquire (2)	Percentage of Beneficial Ownership(3)
James M. Bedsole	3,099	9,080	0.28%
Michael W. Burrell (1) (a)	31,668	3,000	0.81%
John N. Cagle, III, DMD (1) (b)	72,476	10,750	1.94%
Alan D. Clemmons	62,120	6,472	1.60%
Robert E. (Chip) Coffee, Jr. (1) (c)	93,605	52,454	3.37%
John W. Gandy, CPA	8,125	500	0.20%
J. Louis Grant, CPA	18,000	500	0.43%
Alan W. Jackson, CPA	8,009	46,051	1.25%
Barry I. Kalinsky	18,216	4,500	0.53%
Morris Kalinsky	15,477	5,889	0.50%
Paul J. Kerwin, DVM	43,529	12,832	1.31%
Thomas H. Lyles	24,171	8,000	0.75%
Robert H. (Bobby) Mathewes, Jr. (1) (d)	8,986	46,051	1.27%
John T. Parker, Jr.	29,867	8,666	0.90%
Mary V. Propes	4,500	500	0.12%
Tanya D. Robinson	11,300	7,866	0.45%
Milon C. Smith	4,800	15,880	0.48%
Larry W. Tarleton	18,600	2,900	0.50%

Executive officers and directors as a group (18 persons)	476,548	241,891	15.90%

(1)                Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.  To the company’s knowledge, each person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program the securities shown as beneficially owned by such person, except for the following shares which the individual has reported as indirectly owned:

(a)   6,667 shares are indirectly owned by Michael W. Burrell through the C.E. Burrell Trust Account.

(b)   9,667 shares are indirectly owned by PFSI FBO Shannon Beauford Cagle R/O IRA.

(c)   8,750 shares are indirectly owned by spouse, held in trust.  10,000 shares are owned indirectly by spouse, Betty Coffee, individually.

(d)   100 shares are indirectly owned by spouse.

(2)                Includes shares that may be acquired within the next 60 days of March 31, 2009 by exercising vested stock options but does not include any unvested stock options.

(3)                For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.  For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.  The calculations are based on 4,277,176 shares of common stock outstanding on March 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates.  As of December 31, 2008, these borrowings totaled $16.6 million.  It is our policy that these loans and other transactions be made in the ordinary course of business, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us.  Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

Director John W. Gandy is a 50% partner in Office Developers, LLC, which is the owner of an office building located at 1312 Professional Drive in Myrtle Beach, South Carolina in which Tidelands Bank is a tenant and is leasing the site for a period of 20 years.  The monthly rent under the lease is $12,500 per month.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2008 for transactions occurring in 2008, with the exception of the following:

A Form 4 was filed in a timely manner for Director John N. Cagle, III on December 29, 2008 to report transactions that occurred on December 24, 2008 and December 26, 2008.  On December 30, 2008, a Form 4A was filed to correct the ownership of 5,000 shares purchased on December 24, 2008 that were erroneously reported as Direct Ownership by Director Cagle to Indirect Ownership by Sea Island Family Dentistry pension plan.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 15, 2009.  To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws.  Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

OTHER MATTERS

The board is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.  The cost of solicitation of proxies will be borne by the company.  In addition to solicitations by mail, directors, officers and regular employees of the company may solicit proxies personally or by telegraph or telephone without additional compensation.

Our board of directors has implemented a process for shareholders of the company to send communications to the board.  Any shareholder desiring to communicate with the board, or with specific individual directors, may do so by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.  The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

April 17, 2009

Mount Pleasant, South Carolina

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

TIDELANDS BANCSHARES, INC.

To be held on May 18, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Dr. Kerwin as his or her true and lawful agent and proxy with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard., Mount Pleasant, South Carolina 29464, on May 18, 2009, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged.  This proxy is directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted:  (i) “for” Proposal No. 1 to elect the four identified directors to serve on the board of directors and (ii) “for” Proposal No. 2 to approve an advisory (non-binding) proposal on Tidelands Bancshares, Inc.’s executive compensation policies and procedures.

1.                                       PROPOSAL to elect the four identified directors.

Class III
John N. Cagle, III, DMD
Morris Kalinsky
John T. Parker, Jr.
Mary V. Propes

☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ AGAINST
listed (except as marked to	to vote for all nominees
the contrary)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

2.                                      PROPOSAL to approve an advisory (non-binding) proposal on Tidelands Bancshares, Inc.’s executive compensation policies and procedures.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: , 2009	Dated: , 2009

Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

•                  By Telephone (using a touch-tone telephone)

•                  Through the Internet (using a browser)

•                  By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING     Available until 3a.m. Eastern Daylight Time on May 18, 2009

•                  This method of voting is available for residents of the U.S. and Canada

•                  On a touch-tone telephone, call TOLL FREE 1-866-860-0407, 24 hours a day, 7 days a week

•                  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3a.m. Eastern Daylight Time on May 18, 2009

•                  Visit the Internet voting website at https://www.proxyvotenow.com/tdbk

•                  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

•                  You will only incur your usual Internet charges

ON-LINE ANNUAL MEETING MATERIALS: obtained at http://www.cfpproxy.com/5515

VOTING BY MAIL

•                  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

•                  If you are voting by telephone or through the Internet, please do not return your proxy card.